UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) December 5, 2016 athenahealth, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33689	04-3387530
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

311 Arsenal Street, Watertown, MA	02472
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 617-402-1000
________________________________________________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
On December 5, 2016, Athena Arsenal, LLC ("Athena Arsenal"), a wholly-owned subsidiary of athenahealth, Inc. (the "Company"), agreed to the guaranteed maximum price terms of a construction management agreement (the "Agreement") with C.E. Floyd Company, Inc. ("C.E. Floyd"). Under the terms of the Agreement, C.E.Floyd will manage the construction of a new, multi-story parking garage, a bridge connection to an existing office building of the Company, and associated site development and utility work on land owned by Athena Arsenal at the Company's headquarters in Watertown, Massachusetts (the "Project").
Under the terms of the Agreement, C.E. Floyd is responsible for the construction of the Project and has agreed that the total cost of the Project will not exceed the guaranteed maximum price of $40,057,556, which amount is subject to change based on agreed-upon changes to the scope of work. C.E. Floyd will be responsible for covering any costs in excess of the approved guaranteed maximum price. If the ultimate cost of the Project is less than the guaranteed maximum price, Athena Arsenal will retain the savings, subject to C.E. Floyd's potential entitlement to a portion thereof.  In addition, C.E. Floyd will be liable to Athena Arsenal for costs and damages if the construction is not substantially completed by January 11, 2018, subject to a 14-day grace period, which date may be adjusted based on agreed-upon changes to the scope of work.
The foregoing summary of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which the Company intends to file as an exhibit to its Annual Report on Form 10-K for the year ending December 31, 2016.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On December 6, 2016, the Board of Directors (the “Board”) of the Company approved the appointment of Ed Park, the Company's Executive Vice President and Chief Operating Officer, to the Board, effective as of January 1, 2017. As previously reported by the Company in its Current Report on Form 8-K/A, as filed with the Securities and Exchange Commission on July 22, 2016, Mr. Park informed the Company of his intention to step down from his position at the end of 2016. Mr. Park's last day as Executive Vice President and Chief Operating Officer of the Company will be December 31, 2016.
Mr. Park is being appointed to fill a vacancy in Class III of the Board created by the Board's decision to increase the number of directors to nine (9) in accordance with the Company's Amended and Restated By-laws. Mr. Park will serve for a term ending on the date of the Company's annual meeting of stockholders following the fiscal year ending December 31, 2018, and until his successor is duly elected and qualified, or until his earlier resignation, death, or removal. Mr. Park will not serve on any Board committees.
Mr. Park is entitled to receive the Company's standard non-employee director cash and equity compensation under its Director Compensation Plan, including a $60,000 annual cash retainer paid in quarterly installments and an annual equity award of restricted stock units having a value of $225,000. In connection with his appointment, on January 2, 2017 (the "Grant Date"), Mr. Park will receive a pro-rated annual equity award consisting of such number of whole restricted stock units with a fair market value closest to $36,370, as calculated using the closing market price of the Company's common stock on the NASDAQ Global Select Market on the Grant Date, which award will vest in full on March 1, 2017.
A copy of the press release announcing the appointment of Mr. Park is attached hereto as Exhibit 99.1.

Item 9.01    Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
99.1	Press release issued by athenahealth, Inc. on December 8, 2016, furnished herewith.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

athenahealth, Inc.
(Registrant)
December 8, 2016	/s/ Karl Stubelis
Karl Stubelis
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release issued by athenahealth, Inc. on December 8, 2016, furnished herewith.